UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2015

SENECA FOODS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

3736 South Main Street, Marion, New York 14505-9751
(Address of Principal Executive Offices, including zip code)

(315) 926-8100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2015, Seneca Foods Corporation (the "Company"), B&G Foods North America ("B&G"), General Mills, Inc. ("General Mills") and General Mills Operations, LLC ("GMOL") entered into a Relationship Transfer Agreement in connection with the sale by GMOL of its Green Giant® and Le Sueur® businesses to B&G (the "Sale").
Pursuant to the Relationship Transfer Agreement, the Company has consented to the assignment ("Assignment") by GMOL of the Second Amended and Restated Alliance Agreement, dated as of September 28, 2009 (the "Alliance Agreement") to B&G effective at the closing of the Sale, which occurred on November 2, 2015. The Alliance Agreement created a strategic alliance whereby Seneca sources, processes, manufactures and packages certain shelf-stable and frozen products (the "Products") for GMOL, primarily under the Green Giant® brand name, and GMOL distributes, markets and sells the Products.  Upon the Assignment, each of the Company and General Mills has agreed to release the other party from any future obligations under the Alliance Agreement and certain related agreements.  General Mills has agreed to pay Seneca $24,275,000 for the Assignment.
Also pursuant to the Relationship Transfer Agreement, the Company and B&G have agreed to amend certain terms of the Alliance Agreement, including (a) reducing the termination notification period from 5 years to 3 years, (b) eliminating B&G's observer right on the Company's board of directors, (c) eliminating all termination payments in connection with the termination of the Alliance Agreement and (d) referring to the Alliance Agreement as a "co-packing agreement" and deleting all references to an "alliance".  Lastly, the Company and B&G have agreed to cooperate and negotiate in good faith to enter into new agreements to replace or supplement the Alliance Agreement and certain related agreements as soon as practicable.

Item 1.02 Termination of a Material Definitive Agreement

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2015

SENECA FOODS CORPORATION

By: /s/Timothy J. Benjamin
Timothy J. Benjamin
Chief Financial Officer and Treasurer